Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-285728

August 7, 2025
PROSPECTUS SUPPLEMENT NO. 7

DEVVSTREAM CORP.
UP TO 114,968,270 COMMON SHARES

This prospectus supplement amends the prospectus dated March 12, 2025 (as supplemented to date, the “Prospectus”) of DevvStream Corp., a company existing under the Laws of the Province of Alberta, Canada (the “Company”), which forms a part of the Company’s Registration Statement on Form S-1 (No. 333-285728). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2025. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of our Common Shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “DEVS”. On August 6, 2025, the closing price of our Common Shares was $0.26.

Investing in the Company’s Common Shares involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is August 7, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2025

DEVVSTREAM CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-40977	86-2433757
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2108 N St., Suite 4254 Sacramento, California (Address of principal executive offices)	95816 (Zip Code)
(647) 689-6041
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares	DEVS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03	Material Modification to Rights of Security Holders.

On August 7, 2025, DevvStream Corp. an Alberta corporation (the “Company”), filed Articles of Amendment (“Amendment”) with the Registrar of Corporations (Alberta) to effectuate a reverse stock split of the Company’s Common Shares, no par value (the “Common Shares”), at a ratio of one-for-ten (1:10) (the “Reverse Stock Split”). The Company anticipates that the Reverse Stock Split will become effective  on Friday, August 8, 2025 (the “Effective Date”), with the Common Shares trading on The Nasdaq Capital Market (“Nasdaq”) on a reverse split-adjusted basis under the Company’s existing trading symbol, “DEVS,” at the market open on Friday, August 8, 2025.

On July 28, 2025, at a Special Meeting of Stockholders of DevvStream Corp., an Alberta corporation (the “Company”), the shareholders granted to the Board of Directors of the Company the authority to effectuate the Reverse Stock split at a ratio of not less than one-for-five (1:5) and not greater than one-for-fifty (1:50), with the exact ratio to be determined by the Company’s Board and included in a public announcement, and, subsequently, the Board of Directors approved the Reverse Stock Split at a ratio of one-for-ten (1:10).

Reasons for Reverse Stock Split

The Company is effectuating the Reverse Stock Split to raise the per-share bid price of its Common Shares above $1.00 per share and to regain compliance with Nasdaq Listing Rule 5810(c)(3)(A). The Company anticipates it will have regained compliance once the Company’s Common Shares trade at or above $1.00 for a minimum of 10 consecutive trading days, at which time the Company expects that Nasdaq will provide the Company with notice that it has regained compliance with Rule 5810(c)(3)(A).

Effects of the Reverse Stock Split

Effective Date; Symbol; CUSIP Number. The Effective Date of the Reverse Stock Split will be Friday, August 8, 2025, with the Common Shares trading on Nasdaq on a reverse split-adjusted basis under the Company’s existing trading symbol, “DEVS,” at the market open on Friday, August 8, 2025. In connection with the Reverse Stock Split, the CUSIP number for the Common Shares will change to 251936209.

Split Adjustment; Treatment of Fractional Shares. On the Effective Date, every 10 Common Shares either issued and outstanding will be automatically combined into one Common Share (the “Reverse Stock Ratio”). Any fractional Common Shares that would otherwise result from the Reverse Stock Split will be rounded down to the next whole number. As a result, no fractional shares will be issued in connection with the Reverse Stock Split and no cash, scrip, or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The Company intends to treat shareholders holding Common Shares in “street name” (that is, held through a bank, broker, or other nominee) in the same manner as shareholders of record whose Common Shares are registered in their names. Banks, brokers, or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding Common Shares in “street name”; however, these banks, brokers, or other nominees may apply their own specific procedures for processing the Reverse Stock Split.

Also on the Effective Date, all options, warrants and convertible debt of the Company outstanding immediately prior to the Reverse Stock Split will be adjusted to (i) reduce the number of Common Shares subject to purchase thereunder as of immediately prior to the Effective Date by multiplying such number of shares by the Reverse Stock Split Ratio and (ii) increase the exercise or conversion price, as applicable, for each Common Share subject to purchase thereunder by dividing the exercise or conversion price, as applicable, in effect as of immediately prior to the Effective Date by the Reverse Stock Split Ratio, all in accordance with the terms of the plans, agreements, or arrangements governing such options, warrants and convertible debt.

Non-Certificated Shares. Those Company shareholders who hold their shares in electronic form do not need to take any action, as the effect of the Reverse Stock Split will automatically be reflected in their accounts with the Company’s transfer agent. Those shareholders who hold their shares in “street name” will receive instructions from their bank, broker, or nominee.

Articles of Amendment. The Company effected the Reverse Stock Split as of the Effective Date pursuant to the Company’s filing Articles of Amendment with the Registrar of Corporations (Alberta) on August 7, 2025. A copy of the Articles of Amendment is attached as Exhibit 3.1 to this Current Report.

Capitalization. As of August 7, 2025, there were 35,416,734 shares outstanding and after the Reverse Stock Split there will be approximately 3,541,673 shares outstanding. The Company continues to have an unlimited number of Common Shares and Preferred Shares for issuance.

Immediately after the Reverse Stock Split, each shareholder’s relative ownership interest in the Company and proportional voting power will remain virtually unchanged except for minor changes and adjustments that will result from rounding down fractional shares of Common Shares into whole shares.

Transfer Agent. The Company’s transfer agent, Continental Stock Transfer & Trust Company, is acting as exchange agent for the Reverse Stock Split.

The foregoing descriptions of the Amendment and the Reverse Stock Split set forth above do not purport to be complete and are qualified in their entirety by reference to the Amendment attached hereto as Exhibit 3.1 and the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on June 30, 2025 (the “Proxy Statement”). A copy of the Amendment is being filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements. Certain statements in this Current Report on Form 8-K may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and generally relate to future events, trends or DevvStream’s future financial or other performance metrics. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. These forward-looking statements include statements regarding DevvStream’s intentions, beliefs, projections, outlook, analyses and current expectations concerning, among other things, DevvStream’s ability to regain compliance with Nasdaq Listing Rule 5810(c)(3)(A), which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Such risks, uncertainties and factors include, but are not limited to, the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by DevvStream and its management are inherently uncertain and subject to material change. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. These forward-looking statements are expressed in good faith, and DevvStream believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and DevvStream is under no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in filings made by, or to be made by, DevvStream from time to time with the SEC and with the Canadian securities regulatory authorities.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 is hereby incorporated by reference into this Item 5.03.

Item 7.01	Regulation FD Disclosure.

On August 6, 2025, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Exhibit 99.1 is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
3.1	Articles of Amendment.

99.1	Press Release dated August 6, 2025.

104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2025
DEVVSTREAM CORP.

	By:	/s/ David Goertz
	Name:	David Goertz
	Title:	Chief Financial Officer